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                               BUSINESS LOAN AGREEMENT


          This Agreement dated as of March 28, 1997, is between Bank of America National Trust and Savings Association (the "Bank") and Scheid Vineyards and Management Co., a California corporation (the "Borrower").


1.   LINE OF CREDIT AMOUNT AND TERMS

          1.1. LINE OF CREDIT AMOUNT.

               (a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Development Loan Commitment") is Seven Million Five Hundred Thousand Dollars ($7,500,000).

               (b) This is a non-revolving line of credit with a term repayment option. Any amount borrowed, even if repaid before the end of the availability period, permanently reduces the remaining available line of credit.

               (c) Each advance must be for at least Ten Thousand Dollars ($10,000), or for the amount of the remaining available line of credit, if less.

               (d) The Borrower agrees not to permit the outstanding principal balance of the line of credit to exceed the Development Loan Commitment.

          1.2. AVAILABILITY PERIOD. The line of credit is available between the date of this Agreement and December 31, 1999 (the "Expiration Date") unless a default under Section 9 has occurred, whether or not such default has ripened into an event of default giving the Bank the remedies set forth in Section 9.

          1.3. INTEREST RATE.

               (a) Unless an optional interest rate is elected as described below, the interest rate is the Bank's Reference Rate minus 0.50 percentage points.

               (b) The Reference Rate is the rate of interest publicly announced from time to time by the Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

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          1.4. REPAYMENT TERMS.

               (a) The Borrower will pay interest on the fifth day of each month, commencing on the fifth day of the month after the month in which the first advance is made, until payment in full of any principal outstanding under this line of credit.

               (b) The Borrower will repay the principal amount outstanding on the Expiration Date in annual installments starting January 5, 2000. The first five of such annual installments shall be equal to one-tenth of the principal amount outstanding on the Expiration Date, and the sixth and last annual installment shall be payable on January 5, 2005 and shall pay the remaining principal balance in full.

               (c) The Borrower may prepay the loan in full or in part at any time. The prepayment will be applied to the most remote installment(s) of principal due under this Agreement.

          1.5. OPTIONAL INTEREST RATE. Instead of the interest rate based on the Bank's Reference Rate, Heublein, Inc.("Heublein") on behalf of the Borrower, may elect the optional interest rates listed below during interest periods agreed to by the Bank and the Borrower. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." The following optional interest rates are available:

               (a)  LIBOR Rates.

               (b)  Short Term Fixed Rates.


2.  OPTIONAL INTEREST RATES

          2.1. OPTIONAL RATES. Each optional interest rate is a rate per year. Interest will be paid on the last day of each interest period, and, if the interest period is longer than one month, then on the fifth day of each month during the interest period. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of a default under Section 9 of this Agreement whether or not such default has ripened into an event of default, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.

          2.2. LIBOR RATE. Heublein, on behalf of the Borrower, may elect to have all or Portions of the principal balance bear interest at the LIBOR Rate plus 0.50 percentage points. Designation of a LIBOR Rate Portion is subject to the following requirements:


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               (a)  The interest period during which the LIBOR Rate will be in effect will be one, two, three, four, five, six, seven, eight, nine, ten, eleven, or twelve months. The first day of the interest period must be a day other than a Saturday or a Sunday on which the Bank is open for business in California, New York and London and dealing in offshore dollars (a "LIBOR Banking Day"). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the Portion.

               (b) Each LIBOR Rate Portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

               (c) The "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

          LIBOR Rate =   LONDON INTER-BANK OFFERED RATE
                         (1.00   Reserve Percentage)

     Where,

                    (i) "London Inter-Bank Rate" means the interest rate at which the Bank's London Branch, London, Great Britain, would offer U.S. dollar deposits for the applicable interest period to other major banks in the London inter-bank market at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period. A "London Banking Day" is a day on which the Bank's London Branch is open for business and dealing in offshore dollars.

                    (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

               (d) Requests for a LIBOR Rate Portion shall be irrevocable and shall be made no later than 12:00 noon San Francisco time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above.


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               (e)  A LIBOR Rate may not be elected with respect to any Portion of the principal balance which is scheduled to be repaid before the last day of the applicable interest period.

               (f) Any Portion of the principal balance already bearing interest at the LIBOR Rate will not be converted to a different rate during its interest period.

               (g) Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which

                    (i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid until the last day of the interest period, exceeds

                    (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank, for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion (or the scheduled payment date for the amount prepaid, if earlier).

               (h) The Bank will have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:

                    (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate portion are not available in the London inter bank market; or

                    (ii) the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate portion.

          2.3. SHORT TERM FIXED RATE. Heublein, on behalf of the Borrower, may elect to have all or Portions of the principal balance bear interest at the Short Term Fixed Rate, subject to the following requirements:

               (a) The "Short Term Fixed Rate" means the Short Term Base Rate plus 0.50 percentage points.

               (b)  The "Short Term Base Rate" means the fixed


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     interest rate per annum, determined solely by the Bank on the first day of the applicable interest period for the Short Term Fixed Rate Portion, as the rate at which the Bank would be able to borrow funds in the Money Market in the amount of the Short Term Fixed Rate Portion and with an interest and principal payment schedule equal to the Short Term Fixed Rate Portion and for a term equal to the applicable interest period. The Short Term Base Rate shall include adjustments for reserve requirements, federal deposit insurance, and any other similar adjustment which the Bank deems appropriate. The Short Term Base Rate is the Bank's estimate only and the Bank is under no obligation to actually purchase or match funds for any transaction.

               (c) "Money Market" means one or more wholesale funding markets available to the Bank, including domestic negotiable certificates of deposit, eurodollar deposits, bank deposit notes or other appropriate money market instruments selected by the Bank.

               (d)  The interest period during which the Short
     Term Fixed Rate will be in effect will be no shorter than 30 days and no longer than one year.

               (e) Each Short Term Fixed Rate Portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

               (f) Any Portion of the principal balance already bearing interest at the Short Term Fixed Rate will not be converted to a different rate during its interest period.

               (g) Each prepayment of a Short Term Fixed Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which

                    (i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid until the last day of the interest period, exceeds

                    (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the Money Market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such Portion (or the scheduled payment date for the amount prepaid, if earlier).


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3.   FEES AND EXPENSES

          3.1. LOAN FEE. The Borrower agrees to pay a Thirty Seven Thousand Five Hundred Dollar ($37,500) fee due on the date of this Agreement.

          3.2. EXPENSES. The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, and documentation fees.

          3.3. REIMBURSEMENT COSTS. The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.


4.   DISBURSEMENTS, PAYMENTS AND COSTS

          4.1. REQUESTS FOR CREDIT. Each request for an extension of credit will be made by delivering a written Request for Credit in substantially the form attached to this Agreement as Exhibit A (a "Request for Credit"), executed by the Borrower and approved in writing by Heublein. The Request for Credit may be delivered to the Bank by telefax, provided that the copy of the Request for Credit which contains an original signature of Heublein is delivered to the Bank within 10 days of such telefax.

          4.2. DISBURSEMENTS AND PAYMENTS. Each disbursement by the Bank and each payment by the Borrower will be:

               (a) made at the Bank's branch (or other location) selected by the Bank from time to time;

               (b) made for the account of the Bank's branch selected by the Bank from time to time;

               (c) made in immediately available funds, or such other type of funds selected by the Bank; and

               (d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

          4.3. AUTHORIZATIONS.

               (a) The Bank may honor telephone or telefax instructions for repayments given by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers. The Borrower will provide written confirmation to the Bank of any telephone or telefax instructions relating to repayment within 10 days.


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               (b)  The Borrower irrevocably authorizes the Bank to honor telephone or telefax instructions for the designation of optional interest rates given by any one of the individuals authorized to sign agreements relating to this transaction on behalf of Heublein, or any other individual designated by any one of such authorized signers. The Borrower agrees that it shall be bound by such instructions provided by Heublein whether or not the Borrower receives notice of such instructions or of any confirmation provided by the Bank pursuant to Section 4.3(c).

               (c) The Bank may, but shall not be required to, provide confirmation of the telephone or telefax instructions for the designations of optional interest rates received from the Borrower or Heublein. If there is a discrepancy between the telephone or telefax instructions and the written confirmation, the written confirmation will prevail.

               (d) The Borrower indemnifies and excuses the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions it reasonably believes are made by any individual authorized by the Borrower to give such instructions, or, in the case of instructions authorized to be given by Heublein, by an individual authorized by Heublein to give such instructions. This indemnity and excuse will survive this Agreement's termination.

               (e) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number 14989-00792.

          4.4. DIRECT DEBIT (PRE-BILLING).

               (a) The Borrower agrees that the Bank will debit the Borrower's deposit account number 14989-00792 (the "Designated Account") on the date each payment of principal and interest from the Borrower becomes due (the "Due Date"). If the Due Date is not a banking day, the Designated Account will be debited on the next banking day.

               (b) Approximately 10 days prior to each Due Date, the Bank will mail to the Borrower (with a copy to Heublein) a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

               (c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due


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     on that date (the "Accrued Amount").  If the Billed Amount debited to such
     Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

                    (i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

                  (ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

     Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

               (d) The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

          4.5. BANKING DAYS. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

          4.6. TAXES.

               (a) If any payments to the Bank under this Agreement are made from outside the United States, the Borrower will not deduct any foreign taxes from any payments it makes to the Bank. If any such taxes are imposed on any payments made by the Borrower (including payments under this paragraph), the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date.

               (b) Payments made by the Borrower to the Bank will be made without deduction of United States withholding or similar taxes. If the Borrower is required to pay U.S. withholding taxes, the Borrower will pay such taxes in addition to the amounts due to the Bank under this


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     Agreement.  If the Borrower fails to make such tax payments when due, the
     Borrower indemnifies the Bank against any liability for such taxes, as well as for any related interest, expenses, additions to tax, or penalties asserted against or suffered by the Bank with respect to such taxes.

          4.7. ADDITIONAL COSTS.

               (a) The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

                    (i)  any reserve or deposit requirements; and

                    (ii) any capital requirements relating to the Bank's assets and commitments for credit.

               (b) The Borrower's obligations under Section 4.7(a) are limited to the Bank's costs or losses arising on or after the date which is 60 days after the date on which the Bank sends written notice to the Borrower confirming the Borrower's obligations under Section 4.7(a) and describing in reasonable detail such costs or losses.

          4.8. INTEREST CALCULATION. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

          4.9. DEFAULT RATE. Upon the occurrence and during the continuation of any default under this Agreement, principal amounts outstanding under this Agreement will at the option of the Bank bear interest at a rate which is two percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid. Any interest, fees or costs which are not paid when due will, at the option of the Bank, bear interest at the Bank's Reference Rate plus two percentage points. This may result in compounding of interest.


5.   CONDITIONS

          The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement:


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          5.1. AUTHORIZATIONS.  Evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized and evidence that the execution, delivery and performance by Heublein of any instrument or agreement required under this Agreement on the part of Heublein have been duly authorized.

          5.2. GOVERNING DOCUMENTS. Copies of the articles of incorporation, bylaws and any necessary authorizing resolutions of both the Borrower and Heublein.

          5.3. STANDBY LETTER OF CREDIT. A Standby Letter of Credit (together with any substituted letter of credit delivered after the date of this agreement, the "Letter of Credit") acceptable to the Bank issued by a financial institution acceptable to the Bank in favor of the Bank for the account of Heublein in a minimum amount of $7,500,000 plus interest in the amount of not less than $112,500 with an expiration date of not earlier than July 31, 1997.

          5.4. PLANS AND BUDGETS. The Borrower's written plan and budget for the 1997 Farming Year ("Farming Year" being defined as in the Vineyard Development and Management Agreement, effective as of December 1, 1995, between the Borrower and Heublein, as amended by Amendment No.1 thereto (the "Development Agreement")), delivered to Heublein pursuant to Section 4.6 of the Development Agreement, and any plans and budgets for Farming Years following 1997 relating to the Development Agreement prepared by the Borrower, all of which shall be acceptable to the Bank (the "Plan and Budget").

          5.5. REPORT. The Borrower's written report for the 1996 Farming Year delivered to Heublein pursuant to Section 4.10 of the Development Agreement (each such annual report, a "Report"), which Report shall be acceptable to the Bank.

          5.6. OTHER AGREEMENTS. A copy of the Development Agreement, which shall be satisfactory to the Bank and which shall be binding obligations of each party thereto.

          5.7. ACKNOWLEDGEMENT AGREEMENT. An Acknowledgement Agreement acceptable to the Bank and executed by Heublein (the "Heublein Acknowledgement Agreement").

          5.8. PAYMENT OF FEES. Payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled "Reimbursement Costs."

          5.9. TERMINATION OF SANWA CREDIT AGREEMENT. Evidence satisfactory to the Bank that, upon payment to Sanwa Bank California ("Sanwa") of a principal of $2,800,211 and interest accrued thereon under the Credit Agreement (Crops), dated March 26, 1996, between Sanwa and Borrower (the "Sanwa Credit Agreement"), the Sanwa Credit Agreement shall be terminated.


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          5.10. FINANCIAL STATEMENTS OF HEUBLEIN.  Financial statements of
Heublein as of the end of the most recent fiscal year for which financial statements are available, which financial statements shall be acceptable to the Bank.

          5.11. CONDITIONS TO EACH ADVANCE. Before each extension of credit, including the first, the Bank shall be satisfied that each representation of Heublein set forth in the Heublein Acknowledgement Agreement shall be true and correct on and as of the date of such extension of credit as if made on and as of such date and Heublein shall not be in default of any of its obligations under the Heublein Acknowledgement Agreement.

          5.12. OTHER ITEMS.  Any other items that the Bank reasonably requires.


6.   REPRESENTATIONS AND WARRANTIES

          When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation:

          6.1. ORGANIZATION OF BORROWER. The Borrower is a corporation duly formed and existing under the laws of the State of California.

          6.2. AUTHORIZATION. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with the Borrower's articles of incorporation, bylaws, or any other governing documents of the Borrower.

          6.3. ENFORCEABLE AGREEMENT. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

          6.4. GOOD STANDING. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

          6.5. NO CONFLICTS. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

          6.6. FINANCIAL INFORMATION. All financial statements that have been or will be supplied to the Bank, including the Borrower's financial statement dated as of December 31, 1996, are complete, have been prepared in accordance with generally accepted accounting principles and fairly present the financial condition and results of operations of the Borrower as of such


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date and for the period then ended.  Since December 31, 1996, there has been no material adverse change in the business, condition (financial or otherwise), operations, properties or prospects of the Borrower.

          6.7. LAWSUITS. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

          6.8. PERMITS, FRANCHISES. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

          6.9. OTHER OBLIGATIONS. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

          6.10. INCOME TAX RETURNS. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year.

          6.11. NO EVENT OF DEFAULT. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.


7.  COVENANTS

          The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

          7.1. USE OF PROCEEDS. To use the proceeds of the Development Loan Commitment only to pay the obligations of the Borrower under the Sanwa Credit Agreement as specified in Section 5.9 and for the operations and activities conducted pursuant to the Development Agreement.

          7.2. FINANCIAL INFORMATION. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:

               (a) Within 120 days of the Borrower's fiscal year end, the Borrower's annual financial statements. These financial statements shall be audited by a firm of independent accountants reasonably satisfactory to the Bank and shall be prepared consistently with the financial statements delivered to the Bank pursuant to Section 6.6.


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               (b)  On or before March 1 of each year, a Report, satisfactory to the Bank, for the immediately preceding Farming Year.

               (c) On or before March 1 of each year, a Plan and Budget for the current Farming Year approved by Heublein.

               7.3. OTHER LIENS. Not to create, assume, or allow any security interest or lien (including judicial liens) on all or any portion of the Development Agreement.

          7.4. NOTICES TO BANK.  To promptly notify the Bank in writing of:

               (a)  any lawsuit over $250,000 against the Borrower.

               (b) any substantial dispute between the Borrower and any government authority or between the Borrower and Heublein.

               (c)  any failure to comply with this Agreement.

               (d) any material adverse change in the Borrower's business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

               (e) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business; or

               (f)  any material change in any Plan and Budget.

          7.5. BOOKS AND RECORDS.  To maintain adequate books and records.

          7.6. AUDITS. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

          7.7. COMPLIANCE WITH LAWS. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.

          7.8. PRESERVATION OF RIGHTS. To maintain and preserve all rights, privileges, and franchises the Borrower now has.

          7.9. MAINTENANCE OF PROPERTIES. To make repairs, renewals or replacements to the Managed Properties and the

Development Properties in accordance with the Development Agreement and the Plans and Budget.

          7.10. COOPERATION. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

          7.11. INSURANCE. To maintain insurance as is usual for the business it is in and upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

          7.12. ADDITIONAL NEGATIVE COVENANTS. Not to, without the Bank's written consent:

               (a)  liquidate or dissolve the Borrower's business.

               (b) sell, assign, lease, transfer or otherwise dispose of all or a substantial part of the Borrower's business or the Borrower's assets.

               (c) sell, assign, lease, transfer or otherwise dispose of any material asset or group of assets for less than fair market value, or enter into any agreement to do so.

               (d) sell, assign, lease, transfer or otherwise dispose of any portion of the Borrower's interest in the Development Agreement.

               (e) voluntarily suspend its business for more than ten days in any year.

               (f)  change the character of the Borrower's business.

               (g)  convert to a limited liability company.

               (h)  amend, modify or waive any provision of Section 3.1, 3.2 or
     3.3 of the Development Agreement.


8.  HAZARDOUS WASTE INDEMNIFICATION

          The Borrower will indemnify and hold harmless the Bank from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower's property or operations or property leased to or operated by the Borrower. The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns.

"Hazardous substance" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including, without limitation, petroleum or natural gas. This indemnity will survive repayment of the Borrower's obligations to the Bank.


9.  DEFAULT

          If any of the following events occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, cause the entire debt of the Borrower hereunder to become due immediately and without prior notice, or, subject to the third sentence of this paragraph of Section 9, draw on the Letter of Credit. If an event of default occurs under Section 9.3 with respect to the Borrower or Heublein, then the entire debt outstanding under this Agreement will automatically be due immediately and the Bank may draw on the Letter of Credit. Prior to asserting any rights or remedies against the Borrower as a result of an event of default under this Section 9, the Bank shall first draw on the Letter of Credit by presenting to the Letter of Credit Bank the documents required to draw on the Letter of Credit; provided however, that (i) the Bank shall not be required to draw on the Letter of Credit prior to asserting any such rights or remedies against the Borrower if at the time the Bank asserts any such rights or remedies against the Borrower, the Bank is not legally permitted to draw upon the Letter of Credit or, as the result of any applicable statutory, regulatory or judicial restriction, the Letter of Credit is not then available for drawing or for payment; and (ii) the Bank shall be entitled to assert any or all of its rights and remedies under Sections 4.6, 4.7, 4.9, 8, 10.7, 10.9 and the first two sentences of this paragraph of Section 9 (other than drawing under the Letter of Credit) prior to any such draw under the Letter of Credit. Except upon payment in full of the indebtedness of the Borrower owed to the Bank hereunder, the Bank covenants and agrees that by its affirmative act it will not release or otherwise return to Heublein, or make any changes to (other than extensions of its expiry date), the Letter of Credit without the prior written consent of the Borrower. Breach by the Bank of its obligations under this paragraph of Section 9 shall not affect Borrower's obligations under this Agreement, provided that the Bank shall be liable to the Borrower for direct damages incurred by the Borrower as a result of such breach.

          9.1. FAILURE TO PAY. The Borrower fails to make a payment under this Agreement when due and such failure shall continue for seven days after such due date.

          9.2. FALSE INFORMATION. The Borrower (or Heublein) has given the Bank false or misleading information or representations.

          9.3. BANKRUPTCY. The Borrower, Heublein or the financial institution issuing the Letter of Credit (the "Letter of Credit Bank") files a bankruptcy petition, a bankruptcy petition is filed against the Borrower, Heublein or the Letter of Credit Bank or the Borrower, Heublein or the Letter of Credit Bank makes a general assignment for the benefit of creditors. The default will be deemed cured if any bankruptcy petition filed against the Borrower or Heublein is dismissed within a period of 45 days after the filing; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

          9.4. RECEIVERS. A receiver or similar official is appointed for the business of the Borrower, Heublein or the Letter of Credit Bank or the business of any of them is terminated.

          9.5. GOVERNMENT ACTION. Any government authority takes action that the Bank reasonably believes, in its good faith business judgment, materially adversely affects the Borrower's financial condition or ability to repay.

          9.6. DEFAULT UNDER RELATED DOCUMENTS. Any provisions of any guaranty, security agreement, indemnity agreement, acknowledgement or other document required by this Agreement, including without limitation, the Heublein Acknowledgement Agreement, is violated (and any notice or cure period provided in such document has expired) or no longer in effect, or an event described in
Section 10.3 of the Development Agreement has occurred and is continuing and any cure period provided therein has expired.

          9.7. CHANGE OF OWNERSHIP. A direct or indirect change in the Borrower's capital ownership in excess of 10% shall occur.

          9.8. OTHER BANK AGREEMENTS. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any other agreement the Borrower has with the Bank or any affiliate of the Bank and such failure continues for 15 days after the date on which the Bank gives written notice of the breach to the Borrower; provided that in the event such breach is not curable during such 15-day period, such 15-day period shall be extended (but not beyond a total of 45 days) so long as the Borrower has commenced and is diligently pursuing such cure; and provided further, however, that the Bank will not be obligated to extend any additional credit to the Borrower during any cure period provided hereunder.

          9.9. OTHER BREACH UNDER AGREEMENT. The Borrower (i) breaches or fails to perform any obligation under Section 7.3 or 7.12 of this Agreement or
(ii) fails to meet the conditions or breaches, or fails to perform any obligations under, any term of this Agreement not specifically referred to in this Article and such failure or breach continues for 15 days after the date on which the Bank gives written notice of the breach to the Borrower; provided that in the event such breach is not curable during such 15-day period, such 15-day period shall be extended (but not beyond a total of 45 days) so long as the Borrower has commenced and is diligently pursuing such cure; and provided further, however, that the Bank will not be obligated to extend any additional credit to the Borrower during any cure period provided hereunder.

          9.10. LETTER OF CREDIT.   The rating of the long-term debt of the
Letter of Credit Bank is reduced below A- or A3 by Standard & Poor's Rating Services, a division of the McGraw-Hill Companies, Inc. ("S&P") or Moody's Investors Service, Inc. ("Moody's"), respectively, and within 30 days after the date on which the Bank gives written notice of such reduction to the Borrower, the Bank has not received a letter of credit (i) with an expiration date not earlier than the expiration date set forth in the then existing Letter of Credit, (ii) from a financial institution whose long-term debt rating is not less than A3 by Moody's and A- by S&P, and (iii) otherwise meeting the requirements of Section 5.3; or the Bank has received notice from the Letter of Credit Bank with respect to the Letter of Credit then in effect that the Letter of Credit Bank will not extend the Letter of Credit and within 60 days of the expiration date of such Letter of Credit, the Bank has not received a letter of credit with an expiration date not earlier than one year after the expiration date set forth in the then existing Letter of Credit and which meets the requirements set forth in clauses (ii) and (iii) of this Section.


10.  ENFORCING THIS AGREEMENT; MISCELLANEOUS

          10.1. BORROWER ACKNOWLEDGEMENTS. Borrower acknowledges and agrees as follows:

               (a) Borrower shall send copies of all notices certificates and other documents delivered to the Bank under or pursuant to this Agreement or any document or agreement contemplated hereby to Heublein at the same time that Borrower delivers such notices certificates or documents to the Bank.

               (b) Borrower authorizes the Bank to release to Heublein any financial or other information or documents provided to the Bank by or on behalf of the Borrower and authorizes the Bank to provide to Heublein copies of all notices and other communications delivered by the Bank to the Borrower hereunder.

               (c) Borrower has decided to enter into this Agreement and the other agreements contemplated hereby based solely on its own evaluation of the merits and risks of such transactions and on such information and documents as the Borrower deems appropriate and without reliance on any information provided by the Bank or on the Bank's decision to enter into this Agreement. The Borrower is fully aware of the merits and risks of such transactions, and the Bank's decision to enter into this Agreement does not constitute any evaluation of the merits or risks of the transactions to the Borrower.

               (d) The Bank has made no commitment to extend any additional credit to the Borrower or to continue the credit provided hereunder after this Agreement expires or is terminated as provided herein.

               (e) The Bank shall have no duty to review or investigate the purpose of any advances made hereunder or the compliance by the Borrower or Heublein with the Development Agreement or any term thereof prior to making any advance hereunder.

          10.2. CALIFORNIA LAW.  This Agreement is governed by California law.

          10.3. SUCCESSORS AND ASSIGNS. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

          10.4. ARBITRATION.

               (a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, including but not limited to those that arise from:

                    (i) This Agreement (including any renewals, extensions or modifications of this Agreement);

                  (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

                 (iii)   Any violation of this Agreement; or

                  (iv) Any claims for damages resulting from any business conducted between the Borrower and the Bank, including claims for injury to persons, property or business interests (torts).

               (b) At the request of the Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law.

               (c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

               (d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

               (e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

               (f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

               (g) The procedure described above will not apply if the controversy or claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property located in California. In this case, both the Borrower and the Bank must consent to submission of the claim or controversy to arbitration. If both parties do not consent to arbitration, the controversy or claim will be settled as follows:

                    (i) The Borrower and the Bank will designate a referee (or a panel of referees) selected under the auspices of the American Arbitration Association in the same manner as arbitrators are selected in Association-sponsored proceedings;

                  (ii) The designated referee (or the panel of referees) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections;

                 (iii) The referee (or the presiding referee of the panel) will be an active attorney or a retired judge; and

                  (iv) The award that results from the decision of the referee (or the panel) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

               (h) This provision does not limit the right of the Borrower or the Bank to:

                    (i)  exercise self-help remedies such as setoff;

                  (ii) foreclose against or sell any real or personal property collateral; or

                 (iii) act in a court of law, before, during or after the arbitration proceeding to obtain:

                         (A)  an interim remedy; and/or

                         (B)  additional or supplementary remedies.

               (i) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises from or relates to an obligation to the Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited according to the provision above requiring the consent of both the Borrower and the Bank to seek resolution through arbitration.

               (j) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

          10.5. SEVERABILITY; WAIVERS. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

          10.6. ADMINISTRATION COSTS. The Borrower shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.

          10.7. ATTORNEYS' FEES. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement, the Letter of Credit and any other documents executed in connection with this Agreement, and including any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

          10.8. ONE AGREEMENT.  This Agreement, dated the date hereof:

               (a) represents the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

               (b) replaces any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

               (c) is intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them, and shall not be affected by any other agreement, including without limitation any agreement between the Borrower and Heublein.

          10.9. INDEMNIFICATION. The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement, any document required hereunder or the transactions contemplated hereby or thereby,
(b) any credit extended or committed by the Bank to the Borrower hereunder, and
(c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit. This indemnity includes but is not limited to reasonable attorneys' fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower's obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

          10.10. NOTICES. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on Schedule 1 to this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.

          10.11. HEADINGS. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

          10.12. COUNTERPARTS. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

          10.13. COMMITMENT EXPIRATION. The Bank's commitment to extend credit under this Agreement will expire on March 31, 1997, unless this Agreement and any documents required by this Agreement have been signed and returned to the Bank on or before that date.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date stated at the top of the first page.


Bank of America National           Scheid Vineyards and
Trust and Savings Association      Management Co.

By /s/ Robert E. Anderson          By /s/ Alfred G. Scheid
  ---------------------------        ---------------------------
    Robert E. Anderson
    Vice President                 Title Chair & CEO
                                        ------------------------

                                      Schedule 1
                                Addresses for Notices


If to the Bank:

Robert E. Anderson
Bank of America NT & SA
10 Santa Rosa Avenue
Santa Rosa, CA 95404
Telephone:  707-525-2477
Fax:  707-525-2287


If to the Borrower:

Scheid Vineyards and Management Co.
13470 Washington Blvd. Suite 300
Marina del Rey, CA 90292
Attn:  Heidi M. Scheid
Telephone:  310-301-1555
Fax:  310-301-1569


If to Heublein:

Heublein, Inc.
1825 South Grant Street, Suite 200
San Mateo, California  94402
Attn:  Robert B. Fowles
Telephone:  415-286-6308
Fax:  415-572-9599

With a copy to:

Heublein, Inc.
450 Columbus Blvd.
P.O. Box 778
Hartford, Conn. 06142-0778
Attn:  General Counsel
Telephone:  860-702-4000
Fax:  860-702-4032

                                                                       Exhibit A

                                  REQUEST FOR CREDIT

                                                  Date: __________, _____

Bank of America
National Trust and Savings Association
Santa Rosa Commercial Banking Office

     1. Reference is made to the Business Loan Agreement, dated as of March 28, 1997 (the "Credit Agreement"), between Scheid Vineyards and Management Co. ("Borrower") and Bank of America National Trust and Savings Association (the "Bank"). Unless otherwise indicated, all terms defined in the Credit Agreement have the same respective meanings when used herein.

     2. Pursuant to Section 4.1 of the Credit Agreement, Borrower hereby irrevocably requests an advance in the amount of $_____________________, such advance to be made on ________________, ____ and to be deposited into account no. 14989-00792. The Borrower directs the Bank to transfer such amount by wire transfer to Sanwa Bank California, Fresno Agribusiness Office No. 2480, ABA No. 122003516, for credit to the account of Scheid Vineyards and Management Co., account no. 080612311.

     3. The Borrower hereby certifies to the Bank that, on the date of this Request for Credit and after giving effect to the advance: (a) the representations and warranties of the Borrower set forth in Article 6 of the Credit Agreement are true and correct in all material respects as if made on such date; and (b) no default or event of default has occurred and is continuing.

          IN WITNESS WHEREOF, Borrower has executed this Request for Credit on the date set forth above.

                              SCHEID VINEYARDS AND MANAGEMENT CO.

                              By:  __________________________________

                    HEUBLEIN ACKNOWLEDGEMENT TO REQUEST FOR CREDIT

          Heublein, Inc. ("Heublein") hereby acknowledges receipt of and approves the foregoing Request for Credit and certifies to the Bank that, on the date of this Request for Credit and after giving effect to the advance: (a) the representations and warranties of Heublein set forth in Article 2 of the Acknowledgement Agreement dated as of March 28, 1997 (the "Heublein Acknowledgement Agreement") between Heublein and the Bank are true and correct in all material respects as if made on such date; and (b) Heublein is not in default of any of its obligations under the Heublein Acknowledgement Agreement.

          IN WITNESS WHEREOF, Heublein has executed this Heublein
Acknowledgement to Request for Credit on the date set forth above.

                              HEUBLEIN INC.

                              By:  ___________________________________